Exhibit 99.1

FOR IMMEDIATE RELEASE: November 23, 2005	PR05-25
NOTICE RECEIVED FROM AMERICAN STOCK EXCHANGE
     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, on November 21, 2005, received notice from the American Stock Exchange (“Amex”) that it was not in compliance with Section 301 of the Amex Company Guide pertaining to the issuance of securities prior to filing an application for the listing of such additional securities and receiving notification from Amex that the securities have been approved for listing.
     Specifically, on September 16, 2005, the Company issued 500,000 shares of its common stock in connection with the repurchase of crushing equipment at the Company’s Briggs Mine and inadvertently failed to submit an Additional Listing Application and receive Amex approval of such application prior to such issuance.
     The Company submitted an Additional Listing Application with respect to the newly issued shares to Amex on November 16, 2005. Upon approval of such application, the Company will regain compliance with all applicable continued listing standards of Amex.
     “Canyon has reviewed its procedures in relation to statutory filings to ensure that future re-occurrences of this kind do not occur. A heightened level of vigilance is required in this current environment of rapidly changing regulation,” states James Hesketh President & CEO.
The matters discussed in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include that upon filing an additional listing application with Amex the Company will regain compliance with the continued listing standards of Amex. Factors that could cause actual results to differ materially from these forward-looking statements include, among others, future violations of Amex’s continued listing standards or additional violations unknown to the Company. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com